Exhibit 10.15

ONE GAS, INC.
PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Award Agreement (this “Agreement”) is made and entered into as of February 19, 2018 (the “Grant Date”) by and between ONE Gas, Inc., an Oklahoma corporation (the “Company”) and [EMPLOYEE NAME] (the “Participant”).

WHEREAS, the Company has adopted the ONE Gas, Inc. Equity Compensation Plan (the “Plan”) pursuant to which Performance Unit Awards may be granted; and

WHEREAS, the Executive Compensation Committee of the Board of Directors (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the Performance Unit Award provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Performance Units.

1.1The Company hereby grants to the Participant an award consisting of [NUMBER] Performance Units (“Performance Units” or the “Award”) on the terms and conditions set forth in this Agreement, the Notice of Performance Unit Award and Agreement dated February 19, 2018, a copy of which is attached hereto and incorporated herein by reference, and the Plan. The Performance Units are contingently awarded and will be earned if and only to the extent that the performance goal described on Exhibit A (the “Performance Goal”) is met and vested and distributable only if other conditions in this Agreement are met. Each Performance Unit represents the right to receive one share of the Company’s common stock (“Share”) or, at the Company’s option, an amount of cash as set forth in Section 6.2, in either case, at the times and subject to the conditions set forth herein. The number of Performance Units set forth above is equal to a target number of Shares that the Participant will earn for 100% achievement of the Performance Goal (the “Target Award”). Capitalized terms that are used but not defined herein have the meanings set forth in the Plan.

1.2The Performance Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.Consideration. The Award is granted in consideration of the Participant’s continued employment with the Company.

3.Vesting.

3.1General. Except as provided in this Section 3, subject to Participant’s continuous employment with the Company during the period beginning on the Grant Date and ending on February 13, 2021 (the “Performance Period”) and subject to the terms of this Agreement, the Participant shall vest at the end of the Performance Period in the number of Performance Units, if any, earned upon, and certified following, the attainment of the Performance Goal as of the end of the Performance Period. Any Performance Units that do not vest as of the end of the Performance Period shall be forfeited. Performance Units that vest pursuant to the terms of this Agreement, including Sections 3.2 and 3.3 below, are hereinafter referred to as “Vested Units” and the date upon which the Performance Units vest is hereinafter referred to as a “Vesting Date.” Unless and until the Performance Units have vested, Participant will have no right to receive any Shares subject thereto. Prior to the actual delivery of any Shares, the Award will represent an unsecured obligation of the Company, payable only from the Company’s general assets.

3.2Termination of Employment. If prior to the end of the Performance Period, the Participant ceases to be employed by the Company on account of the Participant’s Retirement, Total Disability or death, the Participant will vest in a pro-rata portion of the Performance Units as of the last day of the Performance Period if the Performance Goal and requirements of this Agreement are met as of such date. The pro-rata portion of the Performance Units that vest will be determined by multiplying (x) the maximum number of Performance Units in which the Participant could vest, based on the actual level at which the Performance Goal is attained and certified for the Performance Period, as if the Participant remained in the employ of the Company through the end of the Performance Period, by (y) a fraction, which fraction shall be equal to the number of full months which have elapsed under the Performance Period at the time of such termination of employment by the number of full months in the Performance Period. If the Participant’s employment with the Company terminates prior to the end of the Performance Period for any other reason, Participant shall immediately forfeit any and all Performance Units that have not vested or do not vest on or prior to the Participant’s termination date and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement. For purposes of this Agreement, employment with any Subsidiary of the Company shall be treated as employment with the Company. Likewise, a termination of employment shall not be deemed to occur by reason of a transfer of employment between the Company and any Subsidiary. For purposes of this Agreement:

(a)
“Retirement” means a voluntary termination of employment of the Participant with the Company by the Participant if at the time of such termination of employment the Participant has both completed five (5) years of service with the Company and attained age fifty (50).

(b)
“Total Disability” means that the Participant is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required by the Committee.

3.3Change in Control. If a Change in Control occurs prior to the end of the Performance Period and the Participant is employed by the Company at the time of the Change in Control, but subsequently terminates prior to the end of the Performance Period based on an involuntary termination (without cause) or a voluntary termination with “good reason” within 24 months of the Change in Control date, then the Performance Period will end on the date of the termination due to the Change in Control and the Performance Units will be deemed vested at the Target Award level as of the date of the termination due to Change in Control (the “Change in Control Date”). Good reason includes:

•	Demotion or material reduction of authority or responsibility;

•	Material reduction in base salary;

•	Material reduction in annual incentive or LTI targets;

•	Relocation of greater than 35 miles; or

•	Failure of the successor company to assume the change-in-control plan.

Notwithstanding the foregoing, the provisions set forth in the Plan applicable to a Change in Control shall apply to the Award, and in the event of a Change in Control, the Committee, in its sole discretion and to the extent permitted by Section 409A, may take such actions as it deems appropriate pursuant to the Plan. For purposes of this Agreement, the term “Change in Control” shall have the same meaning as provided in the Plan.

3.4Certification. Except in the event of a Change in Control, the Committee shall, within a reasonably practicable time following the end of the Performance Period, certify to the extent, if any, to which the Performance Goal has been achieved with respect to the Performance Period and the number of Performance Units, if any, earned upon attainment of the Performance Goal. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

4.Transfer Restrictions.

4.1Except as provided in Section 4.2, during the Performance Period and until such time as the Shares underlying the Vested Units have been issued, the Performance Units, related Shares or the rights relating thereto may not be sold, pledged, assigned, transferred or otherwise disposed of by the Participant in any manner other than by will or by laws of descent and distribution. Except as provided in Section 4.2, any attempt to sell, pledge, assign, transfer or otherwise dispose of the Performance Units, related Shares or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Units, related Shares or the rights relating thereto will be forfeited by the Participant and all of the Participant's rights to such units or related Shares shall immediately terminate without any payment or consideration by the Company.

4.2Notwithstanding the foregoing, the Participant may transfer any part or all of the Participant’s rights in the Performance Units to members of the Participant’s immediate family, or to one or more trusts for the benefit of such immediate family members, or partnerships in which such immediate family members are the only partners if the Participant does not receive any consideration for the transfer. In the event of any such transfer, Performance Units shall continue to be subject to the same terms and conditions otherwise applicable hereunder and under the Plan immediately prior to transfer, except that such rights shall not be further transferable by the transferee inter vivos, except for transfer back to the Participant. For any such transfer to be effective, the Participant must provide prior written notice thereof to the Committee and the Participant shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of this Agreement, “immediate family” shall mean the Participant’s spouse, children and grandchildren.

5.Dividend Equivalents. During the Performance Period, the Participant's Account shall be credited with an amount equal to all ordinary cash dividends (“Dividend Equivalents”) that would have been paid to the Participant if one Share had been issued on the Grant Date for each Performance Unit granted to the Participant as set forth in this Agreement. The Dividend Equivalents credited to the Participant’s Account will be deemed to be reinvested in additional Performance Units (or fractional units) and will be subject to the same terms and conditions as the Performance Units to which they are attributable and shall vest or be forfeited (if applicable) and settled at the same time as the Performance Units to which they are attributable. Such additional Performance Units shall also be credited with additional Dividend Equivalents as any further dividends are declared.

6.Time and Form of Payment with Respect to Vested Units.

6.1Unless an election is made pursuant to Section 7 below and subject to Section 10 and Section 23.2 and subject to certification by the Committee that the Performance Goal has been achieved and other vesting conditions have been satisfied, the Participant will receive a distribution with respect to the Vested Units within 75 days following the earlier of (i) the last day of the Performance Period (the “Distribution Date”) or (ii) the date of termination due to a Change in Control as described in 3.3. The Vested Units will be settled and distributed in Shares (either in book-entry form or otherwise) or, at the Company’s option, paid in an amount of cash as set forth in Section 6.2. All distributions in Shares shall be in the form of whole Shares, and any fractional Share shall be distributed in cash in an amount equal to the value of such fractional Share determined based on the Fair Market Value of a Share on the Vesting Date.

6.2If the Company elects to settle the Participant’s Vested Units in cash, the amount of cash payable with respect to each Vested Unit shall be equal to the Fair Market Value of a Share on the Vesting Date.

6.3To the extent that the Participant does not vest in any Performance Units on or before the end of the Performance Period, all interest in such Performance Units and any additional Performance Units attributable to Dividend Equivalents shall be forfeited. The Participant has no right or interest in any Performance Units that are forfeited.

7.Deferral Election for Officers.

7.1If the Participant is an officer of the Company, the Participant may irrevocably elect to defer the Distribution Date of Performance Units, Shares and cash that the Participant becomes entitled to receive under this Agreement (the “Deferred Amounts”) to a later date, by filing with the Committee, on or before the deferral election date (the “Election Deadline”) described in Section 7.2 below, a signed written irrevocable election (the “Election”) which shall be in the form substantially the same as attached hereto as Exhibit D, or as otherwise approved by the Committee.

7.2Any such Election shall be filed with the Committee on or before the Election Deadline, which shall be August 13, 2020, the date that is six (6) months before the end of the Performance Period, and shall become effective and irrevocable on such date provided that the Participant performs services for the Company continuously from the later of the beginning of the Performance Period or the date the Performance Goal was established through the Election Deadline. Notwithstanding the foregoing, in no event shall the Participant’s Election become effective if any portion of the Deferred Amounts has become readily ascertainable (within the meaning of Section 409A) and is substantially certain to be paid the Participant as of the Election Deadline. To defer the Distribution Date, the Participant must elect to defer one-hundred percent (100%) of the Deferred Amounts. Subject to Section 23.2, the Deferred Amounts shall be distributed to Participant at the time and in the form set forth in the Election (the “Deferred Date”). Notwithstanding a Participant’s Election pursuant to this Section 7, if a Change in Ownership or Control (within the meaning of Section 409A) occurs prior to the Deferred Date, the Deferred Amounts will be distributed to the Participant on the date of the Change in Ownership or Control.

7.3This Section 7 shall be applicable solely to the Award and shall not apply to any other compensation payable to the Participant under the Plan or otherwise. The right to make a deferral election under this Section 7 is expressly limited to officers of the Company or any subset thereof as determined by the Committee from time to time. This Agreement shall not permit a subsequent election to delay or modify the form of payment unless authorized and agreed upon in writing by the Company and Participant and such subsequent election complies with Section 409A.

8.Conditions to Issuance or Transfer of Shares. The issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable laws, rules and regulations (“Applicable Laws”) and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations. No Shares shall be issued or transferred unless and until any then applicable requirements of Applicable Laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

9.Tax Withholding. Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required federal, state and local taxes, domestic or foreign, including payroll taxes, in respect of the Award and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Participant may request any tax withholding allowed by Applicable Laws. The Company shall have no obligation to issue any Shares to any Participant unless and until the Participant has made arrangements, satisfactory to the Company in its sole discretion, to satisfy the Participant’s tax liability resulting from the vesting or settlement of the Vested Units. The amount of such withholding shall be determined by the Company, unless the Participant requests otherwise. The Committee, in its sole discretion, may permit or require the Participant to satisfy any such tax withholding obligation by any of, or a combination of, the following means:

9.1tendering a cash payment or check payable to the Company.

9.2authorizing the Company to withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant.

9.3authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the vesting of the Performance Units.

9.4delivering to the Company previously owned and unencumbered Shares having a then current Fair Market Value to satisfy the withholding.

10.Rights as Shareholder. Except as otherwise provided in the Agreement, the Participant shall not have any of the rights or privileges of a shareholder with respect to the Shares underlying the Performance Units unless and until the Performance Units vest and certificates representing such Shares (which may be in book-entry form) have been issued and recorded on the Company’s records, and delivered to the Participant or to an escrow account for the

Participant’s benefit. After such issuance, recordation and delivery, Participant will have the rights of a shareholder of the Company with respect to such Shares, including without limitation, voting rights and the right to receipt of dividends and distributions on such Shares.

11.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant to serve as an employee or other service provider of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the services of the Participant at any time, with or without Cause.

12.Adjustments. In the event of a change in capitalization described in Section 15 of the Plan prior to the end of the Performance Period, other than a dividend described in Section 5 above, the Performance Units shall be equitably adjusted or terminated in any manner contemplated by the Plan to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Award.

13.Required Participant Repayment/Reduction Provision. Notwithstanding anything in the Plan or this Agreement to the contrary, all or a portion of the Award made to the Participant under this Agreement is subject to being called for repayment to the Company or reduced in any situation required by law or as specified by Company policy in effect at the time of the request for repayment or reduction is made. In any event, even if not required by law or Company policy, in any situation where the Board or a committee thereof determines that fraud, negligence, or intentional misconduct by the Participant was a contributing factor to the Company having to restate all or a portion of its financial statement(s). The Committee may determine whether the Company shall effect any such repayment or reduction: (i) by seeking repayment from the Participant, (ii) by reducing (subject to Applicable Law and the Plan’s terms and conditions or any other applicable plan, program, or arrangement) the amount that would otherwise be awarded or payable to the Participant under the Award, the Plan or any other compensatory plan, program, or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. The determination regarding the Participant’s conduct, and repayment or reduction under this provision shall be within the Committee’s sole discretion and shall be final and binding on the Participant and the Company. The Participant, in consideration of the grant of the Award, and by the Participant's execution of this Agreement, acknowledges the Participant's understanding and agreement to this provision, and hereby agrees to make and allow an immediate and complete repayment or reduction in accordance with this provision in the event of a call for repayment or other action by the Company or Committee to effect its terms with respect to the Participant, the Award and/or any other compensation described herein.

14.Company Policies. The Participant agrees that the Award will be subject to any applicable insider trading policies, retention policies and other policies that may be implemented by the Board, from time to time.

15.Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the terms of this Agreement. It is intended by the Company that the Plan and Shares covered by the Award are to be registered under the Securities Act of 1933, as amended, prior to the grant date; provided that in the event such registration is for any reason not effective for such Shares, the Participant agrees that all Shares acquired pursuant to the grant will be acquired for investment and will not be available for sale or tender to any third party.

16.Beneficiary. The Participant may designate a Beneficiary to receive any rights of the Participant which may become vested in the event of the Participant’s death under procedures and in the form established by the Committee; and in the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the Participant’s estate.

17.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Senior Vice President-Administration and Chief Information Officer or his successor who is in charge of Human Resources of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

18.Incorporation of the Plan; Conflicts. The Performance Units and the Shares issued to Participant hereunder are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between (1) the Plan and this Agreement, the Plan will control, or (2) the resolutions and records of the Board or Committee and this Agreement, the resolutions and records of the Board or Committee will control.

19.Successors and Assigns. The Company may assign any of its rights under this Agreement, and this Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer set forth herein and the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

20.No Impact on Other Benefits. The Company does not intend for the value of the Award or any Vested Units to be included in the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit; provided, however, that if there is any inconsistency between this Agreement and the terms of another benefit plan, the benefit plan document will control.

21.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Performance Units in this Agreement does not create any contractual right or other right to receive any Performance Units or other awards in the future. Future awards, if any, will be at the Committee’s sole discretion. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.

22.Amendment. In accordance with the Plan, the Committee may amend or otherwise modify, suspend, discontinue or terminate this Agreement at any time, prospectively or retroactively.

23.Section 409A.

23.1This Award and Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding any other provision of the Agreement, any distributions or payments due hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any distributions or payments due hereunder upon a termination of employment shall only be made upon a "separation from service" as defined in Section 409A. The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Except as provided in Section 7, in no event may the Participant, directly or indirectly, designate the calendar year of settlement, distribution or payment.

23.2If an Award is subject to Section 409A and Participant becomes entitled to settlement of the Award on account of a separation from service and is a “specified employee” within the meaning of Section 409A on the date of the separation from service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant's separation from service and (b) the Participant’s death (the “Delayed Payment Date”) and the accumulated amounts shall be distributed or paid in a lump sum payment on the Delayed Payment Date.

23.3The Company does not represent that the Award or this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes,

penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

23.4To the extent that any provision of the Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of the Agreement to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by Applicable Law.

24.Entire Agreement. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

25.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

26.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Oklahoma without regard to the conflict of laws provisions thereof.

27.Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together will constitute one instrument.

28.Administration of Award; Acceptance. As a condition of receiving this Award, the Participant agrees that the Committee shall have full and final authority to construe and interpret the Plan and this Agreement, and to make all other decisions and determinations as may be required under the Plan or this Agreement as they may deem necessary or advisable for administration of the Plan or this Agreement, and that all such interpretations, decisions and determinations shall be final and binding on the Participant, the Company and all other interested persons. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. Day-to-day authority and responsibility has been delegated to the Company’s ONE Gas, Inc. Benefits Committee and its authorized representatives, and all actions taken thereby shall be entitled to the same deference as if taken by the Committee itself.

The Participant hereby acknowledges receipt of this Agreement, the Notice of Performance Unit Award and Agreement dated February 19, 2018, and a copy of the Plan. Participant agrees to be bound by all of the provisions set forth in this Agreement and the Plan and acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Units or disposition of the underlying Shares and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. Participant and accepts the Award under the terms and conditions stated in this Agreement, subject to all terms and provisions of the Plan, by electronic acceptance of the grant.

Exhibit A
Performance Unit Performance Goal
2018-2021 Performance Period

Subject to the terms of the Agreement, Participant shall vest in a percentage of the Target Award (including any Dividend Equivalents) at the end of the Performance Period based on the Company’s ranking for Total Stockholder Return against the ONE Gas Peer Group listed in Exhibit C, all as determined by the Committee in its sole discretion. Exhibit B is an illustration of Hypothetical Performance.

The number of PSUs awarded at the time of vesting is based on our TSR positioning as a percentage basis at the end of the three-year performance period as set forth in the following chart.  If the actual TSR percentile rank falls between the stated percentile ranks set forth in the chart, the payout percentage is interpolated between the percentile rank above and below the actual percentile rank, except that no Performance Units are earned if ONE Gas’s TSR ranking at the end of the Performance Period is below the 25th percentile.

Percentile Rank	Payout (as a % of Target)

90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

Exhibit B
Illustration of Hypothetical 2018-2021 Performance Period
Performance Unit Award Calculation

Illustration assumes 500 Performance Units Granted in February 2018

Total Stockholder Return (TSR) vs. ONE Gas Peer Group

Hypothetical 2018-2021 ONE Gas TSR Ranking = 40th percentile

A 40th percentile TSR ranking earns 80% of Performance Units granted (i.e., 500 units)
as interpolated between 50% and 100% from Table A (see chart below)

400 Performance Units earned*

Total Performance Units Earned
400 Performance Units 400* Performance Units earned out of 500 units granted = 80% “earn-out” [80% of 500 shares paid and distributed in the form of Shares]

*In addition, applicable Dividend Equivalents will be added with an 80% “earn-out”.

Exhibit C

2018-2021 ONE GAS TSR Peer Group

Company Name	Sym
Alliant Energy Corporation	LNT
Atmos Energy Corporation	ATO
Avista Corporation	AVA
CMS Energy Corporation	CMS
Spire, Inc. (formerly Laclede Group, Inc.)	SR
New Jersey Resources Corporation	NJR
NiSource	NI
Northwest Natural Gas Company	NWN
NorthWestern Corporation	NWE
South Jersey Industries, Inc.	SJI
Southwest Gas Corporation	SWX
Vectren Corp.	VVC
WGL Holdings, Inc.	WGL

In the event that any of the Peer Group companies are not available for performance comparison either by going out of business, being sold, being merged into another company or any other reason, then that company will be dropped from the list and the performance comparison will be made with the remaining Peer Group companies.

Exhibit D

ONE GAS, Inc. Equity Compensation Plan
Performance Unit Deferral Election

INSTRUCTIONS: This Deferral Election must be completed and returned to the plan administrator at ONE Gas, Inc. no later than August 14, 2019 (the “Election Deadline”). This election becomes irrevocable as of the Election Deadline; provided, however, this election shall only become effective to the extent permitted by Section 409A.

This Election is made by the undersigned Participant pursuant to the terms of the ONE GAS, Inc. Equity Compensation Plan (the “Plan”) and that certain Performance Unit Award Agreement issued to me under the Plan on the 19th day of February, 2018 (the “Agreement”). Capitalized terms that are used but not defined herein have the meanings set forth in the Agreement.

1.    Irrevocable Elections as to the Time and Form of Payment

I hereby irrevocably elect to defer the payment and my receipt of all Performance Units, Shares and cash that I may become entitled to receive pursuant to the Agreement (the “Deferred Amounts”) from the regularly scheduled time of payment set forth in Section 6 of the Agreement until a later date as follows:

A.     Specified Time of Payment Election (Put initials by your choice)

___    I elect to have the Deferred Amounts deferred and paid to me on the later of (i) the date of my separation from service as an employee of the Company, or (ii) [________, 20__] in the form specified below.

___    I elect to have the Deferred Amounts deferred and paid to me on the date of my separation from service as an employee of the Company in the form specified below.

B.     Form of Payment Election (Put initials by your choice)

___     I elect to receive the Deferred Amounts in a single lump sum payment.

___    I elect to receive the Deferred Amounts in ______(specify 2, 3, 4 or 5) equal annual installments commencing on the Specified Time of Payment that I have elected in Part A above, until fully paid. The number of Shares or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the date immediately preceding the installment payment date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

C.     Election in the Event of Death (Put initials by your choice)

___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries (or my estate, if I do not have any designated beneficiaries) receive payment and transfer of the Deferred Amounts in a single lump sum within 60 days following my death.

___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries (or my estate, if I do not have any designated beneficiaries) receive payment and transfer of the Deferred Amounts in ______ (specify 2, 3, 4 or 5) equal annual installments commencing within 60 days following my death, until fully paid. The number of Shares or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the same date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

D.    Change in Ownership or Control (Mandatory Distribution)

Notwithstanding the above elections, if a Change in Ownership or Control (within the meaning of Section 409A) occurs prior to the full distribution of the Deferred Amounts, all Deferred Amounts that have not been paid and transferred will be paid and transferred on the date of the Change in Ownership or Control. In the event Shares no longer exist at the time of payment and transfer, each of the deferred Performance Units shall be converted in a manner that is consistent with the manner in which Shares held by shareholders of the Company were treated with respect to the Change in Ownership or Control.

2.    Additional Terms

A.
Unforeseeable Emergency. You may request an accelerated payment of all or a portion of the Deferred Amounts if you experience an Unforeseeable Emergency (as defined in the Plan), subject to the requirements set forth in Plan Section 13.5. If approved, payment shall be made in a single lump sum within 90 days after the approval date.

B.
Specified Employee. If you become entitled to a distribution on account of a separation from service and you are “specified employee” (within the meaning of Section 409A) on the date of your separation from service, payment of all or a portion of your Deferred Amounts may be delayed in accordance with Plan Section 13.4.

C.
Re-deferrals and Changing the Form of Payment. You may, at the Committee’s discretion, be permitted to make a re-deferral election with respect to the amounts deferred hereunder in accordance with Plan Section 13.3.

D.
Withholding. You will be required to satisfy any tax withholding obligations relating to the Deferred Amounts, and delivery of the Shares or cash will be conditional upon your satisfaction of such obligations.

3.    Acknowledgment

By executing this Election, I acknowledge that:

A.	I have read the terms of the Plan, the Agreement and this Election and agree to all the terms and conditions.

B.	I understand that any amounts that I defer hereunder are unfunded and unsecured and subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

C.
I understand that the Plan, the Agreement and this Election are intended to comply with Section 409A and that they will be interpreted accordingly. However, I understand that the Company will have no liability with respect to any failure to comply with Section 409A.

D.	I understand that this Election will become irrevocable as of the Election Deadline.

E.	I have consulted with my own tax advisor regarding the tax consequences of participating in the Plan and making this election.

I hereby make this election as of this ___ day of ____, 20__.

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Participant Signature

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Print Participant’s Name

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Employee ID Number

Copy received this ____ day of ________, 20__,

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For the Committee